Exhibit (4)(A9)

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

(TIAA)

730 Third Avenue, New York, N.Y. 10017-3206

Telephone: [800-842-2733]

Endorsement to Your TIAA Retirement Choice Annuity Certificate or

TIAA Retirement Choice Plus Annuity Certificate

[Effective Date: Upon receipt/Specific date/Attached at issue]

This endorsement is part of your certificate with TIAA. It describes a change to your employer’s rights as the contractholder, and is provided for your information. It modifies provisions of your TIAA Retirement Choice Annuity Certificate (RC) or TIAA Retirement Choice Plus Annuity Certificate (RCP) as follows.

The following definitions are added to your certificate:

A Custom Portfolios Model Service (CPMS) Program is an asset allocation service developed by an employer plan generally in consultation with investment advisors designated by the plan sponsor whereby contributions under the plan are allocated to model portfolios comprised of funding options in accordance with prescribed target allocation percentages established by the plan sponsor. Some or all of the funding options under the contract may be administered as part of a CPMS. As provided below, if and while you are subscribed in a model within the CPMS, TIAA will periodically execute contractholder payments from Investment Account accumulations to track the target allocation percentages of the models created for the CPMS. However, except as specified below in connection with contractholder payments, there will be no movement of Traditional Annuity accumulations out of the Traditional Annuity in connection with the administration of a CPMS.The terms of the CPMS and the particular funding options that may be administered as part of a CPMS will be as agreed upon by TIAA and the contractholder. For any such CPMS, the employer plan defines the target allocations. More than one model in a CPMS may be administered under the contract. However, your accumulation can only be managed under one model within the CPMS program at any time.

If the contract is being used in connection with an employer plan in which both an RC and RCP contract are simultaneously being used as funding vehicles and record-kept as a single plan in TIAA-CREF’s recordkeeping systems for the purposes of making CPMSs available to employees, then

•	the only amounts that may be applied to the RCP would be those associated with administering a model(s) in a CPMS.

•	TIAA may transfer your Investment Account accumulations between the RCP and the corresponding accounts in the RC in accordance with the terms of the CPMS as agreed upon by TIAA and the contractholder under circumstances in which you begin or cease participation in a model in a CPMS.

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The contractholder understands and acknowledges that, in connection with any CPMS, and notwithstanding any other provisions in the contract to the contrary, you retain, with respect to your accumulation in the CPMS, the following rights to the full extent you may be granted these rights under the contract: the right to (i) withdraw accumulations subject to all otherwise applicable restrictions on an employee’s right to withdraw or transfer such accumulations; (ii) vote securities, or delegate the authority to vote securities to another person; (iii) be provided in a timely manner with a written confirmation or other notification of each transaction, and all other documents required by law to be provided to a security holder; and (iv) proceed directly as a security holder against the issuer of any security in your account.

The Contractholder Payments provision of the Retirement Choice Annuity Certificate and the Contractholder Rights provision of the Retirement Choice Plus Annuity Certificate are modified by adding the following:

At the mutual agreement of TIAA and the contractholder, contractholder payments from the Traditional Annuity accumulation can include payments made as a series of payments, to be paid over the period of time described in the contract, of the contract’s entire Traditional Annuity accumulation in a specific model in a CPMS under the contract, less any applicable surrender charges. At the mutual agreement of TIAA and the contractholder, a contractholder payment from an Investment Account accumulation can include a lump-sum payment of some or all of that Account’s accumulation in a specific model in a CPMS under the contract. A contractholder payment from an Investment Account accumulation also includes lump-sum payments and transfers of any part of an employee’s CPMS accumulation in that Investment Account effected to achieve the rebalancing objectives associated with the target allocations of the model in a CPMS.

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